UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2011
Date of Report (Date of earliest event reported)

Imperial Resources, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-53332	83-0512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 East 6th Street, Suite 900, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

  (888) 575-4772
Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 3, 2011, the Company’s Board of Directors ratified the January 19, 2011 letter agreement between Imperial Resources Inc. (the “Company”) and virtualcfo, Inc. (d/b/a/ vcfo), engaging the services of vcfo to provide oversight and guidance to the finance and accounting team. Under the Agreement, Mike Mackey, a CFO at vcfo, will be assigned to the Company as CFO for the Company, including assisting the Company with operational and public reporting requirements, oversight and guidance of finance and accounting matters, and such other assistance as needed by the Company’s finance and accounting team.

The Agreement provides that the Company will pay a $7,500 retainer to vcfo, and consulting fees will be incurred on an hourly basis and billed weekly. Mike Mackey’s services will be billed at $175 per hour. The Company has also agreed to pay certain expenses incurred by vcfo in providing the contracted services.

The Company has agreed to add vcfo employees to its Directors and Officers Insurance policy. The Company has also agreed to indemnify and hold harmless vcfo and its officers, directors, employees, agents and successors and assigns against any and all demands, claims, causes of actions, damages, costs, expenses, penalties, losses and liabilities arising from the services for which vcfo has been engaged. The parties also signed a Mutual Confidentiality Agreement.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Certain Officers

On February 28, 2011, Ms. Josey Sajan resigned as a director and from all employment positions with Imperial Resources, Inc., including the positions of Secretary, Treasurer, Chief Financial Officer and Chief Accounting Officer. Ms. Sajan did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Principal Officer

On March 3, 2011, Imperial Resources, Inc. appointed Michael Mackey as its CFO. Mr. Mackey has been an Associate with vcfo since the fall of 2008. Since joining vcfo, he has provided numerous clients with Chief Financial Officer level support and guidance. Previously, Mr. Mackey was with Ascent Synergy Solutions as the Principal and Founder. His consulting firm focused on companies, typically in the technology, services or consulting markets, needing guidance and assistance at both a strategic and tactical level to realize their strategy and projections. Prior to Ascent Synergy Solutions, Mr. Mackey was the President, COO and one of the Founders of Empyrean Benefit Solutions. He was responsible for recruiting a high caliber management team to assist in the formation of the company that included designing and implementing the operational, accounting and administrative infrastructure. Prior to Empyrean Benefit Solutions, Mr. Mackey was the CFO and EVP Finance & Administration for Synhrgy HR Technologies and FastWeb.com. Prior to FastWeb.com, Mr. Mackey was the CFO, EVP Finance & Administration for DA Consulting Group. He played a critical role in evaluation and selection of underwriters, drafting of prospectus, strenuous international road show and successful $34.5 million Initial Public Offering. Prior to DA Consulting Group, he was the CFO, EVP Finance & Administration for Global Software and was instrumental in a complex spin-off from a publicly traded company. Mr. Mackey has also worked for MicroAge Computer as CFO, Kirchman Corporation as a Lead Financial Analyst, PricewaterhouseCoopers as an Auditor and Lockheed Martin as a Lead Financial Analyst. Mr. Mackey received his BS in Accounting from the University of Florida, Gainesville, and his MS in Accounting & MBA from the University of Central Florida, Orlando.

Mr. Mackey is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated to by the Company to become directors or executive officers. In the last fiscal year, the Company has not engaged in any transaction in which Mr. Mackey or a person related to Mr. Mackey had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Imperial Resources, Inc.

Dated: March 4, 2011	By: /s/ Robert Durbin
Robert Durbin
President, Chief Executive Officer (Principal Executive Officer)